For Immediate Release

Contact:  Willing L. Biddle, President
or John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter
and Fiscal 2008 Operating Results

Announces 156th Straight Quarterly Dividend and 15th Consecutive Annual Dividend Increase.
Raises Annualized Dividend Rates by .01¢ per Share

Greenwich, Connecticut, December 11, 2008 ...Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) today announced its fourth quarter and full year financial results for the fiscal year ended October 31, 2008.  The Company also announced an increase in the quarterly dividend rates on its Class A and Common stock.

Diluted funds from operations (“FFO”) for the quarter ended October 31, 2008 amounted to $6,894,000 or $0.25 per Common share and $0.28 per Class A Common Share compared with $7,670,000 or $0.27 per Common share and $0.30 per Class A Common share in the same quarter of fiscal 2007. For the year ended October 31, 2008, diluted FFO amounted to $30,444,000 or $1.10 per Common Share and $1.21 per Class A Common share compared with $37,223,000 or $1.33 per Common Share and $1.47 per Class A Common share in fiscal 2007.

Net income applicable to Common and Class A Common stockholders for the quarter ended October 31, 2008 amounted to $3,222,000 or $0.12 per diluted Common share and $0.13 per diluted Class A Common share compared with $4,240,000 or $0.15 per diluted Common Share and $0.17 per diluted Class A Common share in last year’s fourth quarter.  For the year ended October 31, 2008 net income applicable to Common and Class A Common stockholders was $16,147,000 or $0.58 per diluted Common share and $0.64 per diluted Class A Common share compared to $35,046,000 or $1.25 per diluted Common share and $1.39 per diluted Class A Common share in fiscal 2007.

FFO and net income for the fiscal year ended October 31, 2007 included income from the settlement of a lease guaranty obligation of $6,000,000.  Net income for the year ended October 31, 2007 also included a gain on a sale of property of $11,385,000.

FFO and net income applicable to Common and Class A Common stockholders for the year ended October 31, 2008 includes the following four charges: 1) a $660,000 charge against net income applicable to Common stockholders in the second quarter of fiscal 2008 representing the excess of the redemption price of the Company’s 8.99% Series B Senior Cumulative Preferred Stock paid over the carrying amount of the issue upon the redemption of these shares in March, 2008; 2) an expense of $215,000 resulting from the write off of previously capitalized costs relating to an acquisition the Company decided not to proceed with; 3) cash payments of $165,000 to senior executives who retired during fiscal 2008; 4) a $420,000 increase in the Company’s allowance for doubtful accounts in the fourth quarter of fiscal 2008.

Rental revenues from same properties were higher this quarter and for the year ended October 31, 2008 compared with the same periods of 2007 as a result of new leases entered into for vacant space at several of the Company’s core properties and increases in rental rates on lease renewals during the last half of fiscal 2007 and fiscal 2008.  This was partially offset by a slight increase in the vacancy rate at some of the Company’s core properties during the second half of fiscal 2007 and the four quarters of 2008. Recent property acquisitions increased revenues by $2,276,000 and $700,000 in the fiscal year ended 2008 and three month periods ended October 31, 2008, respectively, when compared with the corresponding periods of fiscal 2007.  At October 31, 2008, the percentage of the portfolio leased was 95.01%, a decrease of 1.62% from the end of fiscal 2007.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “Although the shopping center industry is grappling with an extreme curtailment of credit availability and a drastic reduction in consumer spending, our Company’s historically conservative approach to financing provides us with a strong balance sheet and ample liquidity to meet our short and long term financing needs and to be in a position to capitalize on buying opportunities when they arise.  We have no unfunded development projects and no property level mortgages coming due that we do not believe we can refinance or re-pay with available cash or draws from our existing revolving lines of credit.   At the end of fiscal 2008 we had $12.9 million outstanding on our $50 million unsecured credit facility with Bank of New York Mellon and Wells Fargo, N.A.   The unsecured credit facility does not expire until 2011 and can be extended at the Company’s option for two additional years. The Company also has the availability of $30 million on a secured revolving line of credit with the Bank of New York Mellon, under which the Company currently has no outstanding borrowings.  The secured line of credit expires in April 2011.  Of the Company’s 44 properties, currently 33 are free and clear with no mortgage debt.  We believe we will have opportunities to purchase properties in our target area from other property owners or their current lenders.  We are pleased to have sold $60 million of perpetual preferred stock during the year and invested $45.1 million of the proceeds in properties including investments in a 60% controlling interest in one grocery anchored (Pathmark) neighborhood shopping center (Ferry Plaza) and a 100% interest in another grocery anchored (Big Y) shopping center (Veteran’s Plaza) in 2008.  These acquisitions were both grocery anchored shopping centers selling basic necessity items conveniently located near the consumer.  During 2008 we renewed or signed new leases for 303,000 square feet of space or nearly 8% of our gross leasable space at an average rent increase of 12%.  These strong leasing results helped offset a drop in occupancy levels.  Overall our percentage of space leased in our core portfolio fell 1.8% during the year to end at 94.37% due primarily to tenant bankruptcies or store closures resulting from retail restructurings coupled with reduced demand by retailers to open new stores in this very uncertain time.”

Mr. Biddle continued, “Obviously, it is very difficult to predict when the recession will end and thus the Board of Directors felt it was prudent to increase the dividend by only $0.01 per annum at the December meeting compared to $0.03 a year earlier.   We are proud that prudent fiscal management of the Company’s resources has enabled the Company to maintain and increase the dividend in these uncertain times.”

UBP Announces increases in Class A and Common Share Dividend Rates for Fifteenth consecutive year

The Directors of the Company approved an increase in the quarterly dividend rates on shares of the Company’s Class A Common Stock and Common Stock for the fifteenth consecutive year.  The quarterly dividend rates were increased to $0.24 for each share of Class A Common Stock and $0.2175 for each share of Common Stock. The new dividend rates represent annualized increases of $0.01 per share for both the Class A Common shares and Common shares.  Last year the Board of Directors approved increases in the annualized dividend rates of $0.03 per Class A Common share and Common share.  The dividends are payable January 20, 2009 to stockholders of record on January 6, 2009.

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns or has interests in forty-four (44) properties containing 3.9 million square feet of space.

Non-GAAP Financial Measure
Funds from Operations (“ffo”)

The Company considers FFO to be an additional financial measure of operating performance of an equity REIT.  The Company reports FFO in addition to net income applicable to common and Class A Common shareholders and net cash provided by operating activities.  Although FFO is a non-GAAP financial measure, the Company believes it provides useful information to shareholders, potential investors and management because it primarily excludes the assumption that the value of real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance such as gains (or losses) from sales of property.  The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is defined by NAREIT as net income or loss, excluding gains (or losses) from debt restructuring and sales of properties plus depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Table Follows

 URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
FISCAL YEAR AND FOURTH QUARTER 2008 RESULTS
(in thousands, except per share data)

	Fiscal Year Ended		Three Months Ended
	October 31		October 31
	2008	2007	2008	2007

Revenues
Base rents	$61,008	$57,260	$15,481	$14,327
Recoveries from tenants	18,938	17,660	4,765	4,267
Settlement of lease guarantee obligation	-	6,000	-	-
Lease termination income	61	115	3	-
Mortgage interest and other	849	845	377	95
	80,856	81,880	20,626	18,689

Expenses
Property operating	12,937	12,109	3,607	2,914
Property taxes	12,059	10,926	3,352	2,796
Depreciation and amortization	14,374	13,442	3,690	3,441
General and administrative	5,853	4,979	1,478	1,136
Directors' fees and expenses	256	240	65	59
	45,479	41,696	12,192	10,346

Operating Income	35,377	40,184	8,434	8,343
Non-Operating Income (Expense):
Interest expense	(7,012)	(7,773)	(1,849)	(1,863)
Interest, dividends and other investment income	318	501	41	104
Minority interests	(158)	(161)	(131)	(9)
Income from Continuing Operations before Discontinued Operations	28,525	32,751	6,495	6,575
Discontinued Operations:
Income from discontinued operations	-	252	-	-
Gain on sale of property	-	11,385	-	-
Income from Discontinued Operations	-	11,637	-	-

Net Income	28,525	44,388	6,495	6,575
Preferred stock dividends	(11,718)	(9,342)	(3,273)	(2,335)
Redemption of Preferred Stock	(660)	-	-	-

Net Income Applicable to Common and Class A Common Stockholders	$16,147	$35,046	$3,222	$4,240

Diluted earnings per share:
Per Common Share:
Income from continuing operations	$.58	$.83	$.12	$.15
Income from discontinued operations	$-	$.42	$-	$-
Net Income Applicable to Common Stockholders	$.58	$1.25	$.12	$.15

Per Class A Common Share:
Income from continuing operations	$.64	$.93	$.13	$.17
Income from discontinued operations	$-	$.46	$-	$-
Net Income Applicable to Class A Common Stockholders	$.64	$1.39	$.13	$.17

URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
FISCAL YEAR AND FOURTH QUARTER 2008 RESULTS
(in thousands, except per share data)

	Fiscal Year Ended		Three Months Ended
	October 31		October 31
	2008	2007	2008	2007
Reconciliation of Net Income Applicable to Common and
Class A Common Stockholders to Funds from Operations

Net Income Applicable to Common and Class A Common Stockholders	$16,147	$35,046	$3,222	$4,240

Plus: Real property depreciation	10,966	10,530	2,744	3,024
Amortization of tenant improvements and allowances	2,822	2,267	814	249
Amortization of deferred leasing costs	509	564	114	148
Depreciation and amortization on discontinued operations	-	40	-	-
Minority interests	-	161	-	9
Less: Gains on sales of properties	-	(11,385)	-	-

Funds from Operations Applicable to Common and Class A
Common Stockholders (Diluted)	$30,444	$37,223	$6,894	$7,670

Funds from Operations (Diluted) Per Share:
Common	$1.10	$1.33	$.25	$.27
Class A Common	$1.21	$1.47	$.28	$.30

Weighted Average Shares Outstanding – Diluted
Common equivalent shares	7,351	7,293	7,462	7,310
Class A Common equivalent shares	18,408	18,694	18,180	18,666

Balance Sheet Highlights
(in thousands)
	October 31,	October 31,
	2008	2007
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$568,272	$522,859

Total Assets	$506,117	$471,770

Liabilities
Revolving credit lines and mortgage notes payable	$110,054	$108,482

Total liabilities	$120,247	$121,081

Redeemable Preferred Stock	$96,203	$52,747

Minority Interest	$9,370	$3,739

Total Stockholders’ Equity	$280,297	$294,203